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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            FOUNDRY NETWORKS, INC.

     The undersigned, Bobby R. Johnson, Jr. and Joshua L. Green, hereby certify that:

     1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation, which was incorporated on May 22, 1996, under the name Perennium Networks, Inc., and changed its name to StarRidge Networks, Inc., on June 5, 1996, and to Foundry Networks, Inc., on January 22, 1997.

     2. That the Certificate of Incorporation of this corporation as amended to the date hereof be amended and restated in its entirety as follows:

                                  "ARTICLE I

     The name of this corporation is Foundry Networks, Inc.

                                  ARTICLE II

     The address of this corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of this corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A. Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, each two (2) shares of the Company's Common Stock outstanding on the effective date of such filing shall be converted and reconstituted into three (3) shares of Common Stock, and each two (2) shares of the Company's Series A, B and C Preferred Stock outstanding on the effective date of such filing shall be converted and reconstituted into three (3) shares of Series A, B and C Preferred Stock, respectively (the "Stock Split"). All share amounts and amounts per share set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split. The par values of the Common and Preferred Stock shall not be changed by reason of the Stock Split.

     B. This corporation is authorized to issue two classes of capital stock in the aggregate amount of Ninety Seven Million Seven Hundred Fifty Thousand Four Hundred
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Thirty One (97,750,431) shares to be designated "Common Stock" and "Preferred
Stock," respectively.

     C. Of such authorized shares, Seventy Five Million (75,000,000) shares shall be designated "Common Stock," and have a par value of $.0001 per share.

     D. Of such authorized shares, Twenty Two Million Seven Hundred Fifty Thousand Four Hundred Thirty One (22,750,431) shares shall be designated "Preferred Stock," and shall have a par value of $.0001 per share. Of such Preferred Stock, Eight Million Six Hundred Seventy Thousand (8,670,000) shares shall be designated "Series A Preferred Stock," Six Million One Hundred Thirty Thousand Four Hundred Thirty One (6,130,431) shares shall be designated "Series B Preferred Stock" and Seven Million Nine Hundred Fifty Thousand (7,950,000) shares shall be designated "Series C Preferred Stock." The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV.

          1.  Dividend Provisions.
              -------------------

              (a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock including pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 3(d) hereof) on the Common Stock of this corporation, at the per annum rate of $0.0467, $0.1073, and $0.1552 per share for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), payable when, as and if declared by the Board of Directors. Such dividends shall be non-cumulative.

              (b) After payment of the dividend preference referred to above, outstanding shares of Preferred Stock shall participate with shares of Common Stock as to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock including pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 3(d) hereof), with the outstanding shares of Preferred Stock participating as if converted into Common Stock.

          2.  Liquidation Preference.  In the event of any liquidation,
              ----------------------
dissolution or winding up of this corporation, either voluntary or involuntary,

              (a) the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock, and the holders of Common Stock by reason of their ownership thereof,

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an amount per share equal to the sum of $1.94 (the "Original Series C Issue
Price") for each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to declared but unpaid dividends on such shares. If the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably to the holders of the Series C Preferred Stock; and

              (b) subject to the rights of the holders of Series C Preferred Stock as set forth in subparagraph (a) of this Section 2, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation to the holders of the Series A Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1.5333 (the "Original Series B Issue Price") for each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to declared but unpaid dividends on such shares. If, upon the occurrence of such events as described in subparagraph (b) of this Section 2, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably to the holders of the Series B Preferred Stock; and

              (c) subject to the rights of the holders of Series C Preferred Stock as set forth in subparagraph (a) of this Section 2, and subject to the rights of the holders of Series B Preferred Stock as set forth in subparagraph
(b) of this Section 2, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $0.6667 (the "Original Series A Issue Price") for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to declared but unpaid dividends on such shares. If, upon the occurrence of such events as described in subparagraph (c) of this Section 2, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock; and

              (d) upon the completion of, and subject to, the distributions required by subparagraphs (a), (b), and (c) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed pro rata among the holders of Series C Preferred Stock (on an as-converted basis) and the holders of Common Stock (and, if applicable, the holders of the Series B Preferred Stock as provided below) until the holders of the Series C Preferred Stock shall have received an aggregate of two and one-half (2.5) times the Original Series C Issue Price per share

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(including amounts paid pursuant to Section 2(a) above); provided, however, that
                                                         --------
in the event the terms of this subparagraph (d) cause the Multiple of Return (as defined below) for the Series C Preferred Stock to exceed the Multiple of Return for the Series B Preferred Stock, then the amount of the distribution otherwise payable to the Series C Preferred Stock pursuant to subparagraphs (a) and (d) shall be allocated and distributed among the holders of Series B Preferred Stock and the Series C Preferred Stock in such proportion that results in the Multiple of Return for the Series B Preferred Stock to equal the Multiple of Return for the Series C Preferred Stock. For purposes of this subparagraph (d), the Multiple of Return shall be equal to the quotient obtained by dividing (x) the price per share payable on the respective series of Preferred Stock upon any liquidation event pursuant to and in accordance with the terms of this Section 2 (assuming the conversion of the applicable series of Preferred Stock into Common Stock if such conversion would result in a higher price per share to be paid upon such liquidation than would be received without such conversion, but without taking into account the reallocation between the Series B Preferred
Stock and the Series C Preferred Stock provided for in this subparagraph (d)) by
(y) the Original Issue Price of such series of Preferred Stock.

     For the purpose of clarifying the operation of subparagraph (d) above, the following methodology will apply:

     First, calculate the amount per share that would be payable to each outstanding share of Series B and Series C Preferred Stock upon any such liquidation event without giving effect to the proviso set forth in subparagraph
                  -------
(d). As described in subparagraph (d), the above per share amounts will be calculated in order to maximize the return for each series of stock. For example, if a certain series of preferred stock would receive a greater amount per share if such series converted to common stock than if it did not convert, then, for purposes of this first calculation, such series shall be deemed to have converted. Based upon the results of this calculation, then calculate the Multiple of Return for each of the Series B Preferred Stock and Series C Preferred Stock, respectively, by dividing the per share amounts calculated above by the applicable Original Issue Price for each such series. In the event the Multiple of Return for the Series C Preferred Stock is greater than the Multiple of Return for the Series B Preferred Stock, the adjustment set forth in the proviso of subparagraph (d) must be made. In order to calculate the adjustment, first determine the total aggregate amount payable to both the Series B Preferred Stock and Series C Preferred Stock; this amount represents
                         ---
the maximum amount that will be distributed to, and allocated among, the holders of the Series B Preferred Stock and Series C Preferred Stock. In order to determine the Multiple of Return that applies to both the Series B Preferred Stock and Series C Preferred Stock (the "Adjusted Multiple"), then divide the aggregate liquidation amount payable to both the Series B Preferred Stock and Series C Preferred Stock by the aggregate amount originally invested by the holders of the Series C Preferred Stock and Series B Preferred Stock. Finally, in order to determine the dollar amount per share to be paid to each series, multiply the applicable Original Issue Price for each such series by the Adjusted Multiple.

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          If, upon the occurrence of such events as described in subparagraph
(d) of this Section 2, assets remain in the Company, the holders of Common Stock of the Company shall receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each.

          A consolidation, merger, sale, lease or other disposition of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of the liquidation preference contemplated by this Section 2.

          3.  Conversion.  The holders of the Preferred Stock shall have
              ----------
conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert.  Each share of Preferred Stock shall be
                  ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share (the "Issue Date") at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Series Issue Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of each series of Preferred Stock shall be the applicable Original Issue Price for such series; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in this Section 3.

              (b) Automatic Conversion.  Each share of Preferred Stock shall
                  --------------------
automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earliest of
(i) the closing of a firm commitment underwritten public offering of the Common Stock of this corporation pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act") having aggregate proceeds not less than $20,000,000 (net of underwriting discounts and commissions and offering expenses), or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock.

              (c) Mechanics of Conversion.  Before any holder of Preferred Stock
                  -----------------------
shall be entitled to voluntarily convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be

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treated for all purposes as the record holder or holders of such shares of
Common Stock as of such date. In the event of an automatic conversion pursuant to Sections 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent, and provided further, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion, unless the certificates evidencing such shares of Preferred Stock are delivered to this corporation or its transfer agent as provided herein. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, as aforesaid, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments.  The Conversion Price of the
              ----------------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) (A) If this corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the "Series C Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect for the Series B Preferred Stock or the Series C Preferred Stock immediately prior to the issuance of such Additional Stock, the Conversion Price with respect to the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price for such series in effect immediately prior to such issuance; and the denominator of which shall be the number of Outstanding Common plus the number of shares of such Additional Stock.

                  (B) No adjustment of the Conversion Price for the Series B Preferred Stock or the Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                    (E) In the case of the issuance (whether before, on or after the Series C Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(d)(i) and Section 3(d)(ii):


                        (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3(d)(i)(C) and 3(d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                        (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(d)(i)(C) and 3(d)(i)(D)).

                        (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                        (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(E)(3) or (4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(E)) by this corporation after the Series C Purchase Date) other than:

                    (A) Common Stock issued pursuant to a transaction described in Section 3(d)(iii) hereof,

                    (B) Shares of Common Stock issuable or issued to employees, consultants or directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation,

                    (C) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with transactions with primarily a non-equity financing purpose including commercial credit arrangements or equipment financings.

                    (D) Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate of Incorporation,

                      (E) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of this corporation,

                      (F) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, and

                      (G) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

               (iii) In the event this corporation should at any time or from time to time after the Series C Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration
                ------------------------
by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B, and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents (with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in
Section 3(d)(i)(E)).

               (iv) If the number of shares of Common Stock outstanding at any time after the Series C Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.


          (e)  Other Distributions.  In the event this corporation shall declare
               -------------------
a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(i), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (f) Recapitalizations.  If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in
Section 2 or this Section 3) the holders of the Preferred Stock, respectively, shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment.  This corporation will not, by amendment of this
              -------------
Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.
              ------------------------------------------------------

              (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

          (i) Notices of Record Date.  In the event of any taking by this
              ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion.  This corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time.

          (k) Notices.  Any notice required by the provisions of this Section 3
              -------
to be given to the holders of shares of Preferred Stock shall be deemed given five (5) days after having been deposited in the United States mail, postage prepaid, return receipt requested, and addressed to each holder of record at his address appearing on the books of this corporation, with written verification of receipt.

     4.   Redemption.
          ----------

          (a) This corporation shall redeem, from any source of funds legally available therefor, the Preferred Stock in four annual installments beginning on March 19, 2004, and continuing thereafter on each March 19 until and including March 19, 2007 (each a "Redemption Date"), whereupon the remaining Preferred Stock outstanding shall be redeemed. This corporation shall effect such redemptions on the applicable Redemption Dates by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to $0.6667, $1.5333, and $1.94 per share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Redemption Price"). The number of shares of each series of Preferred Stock that this corporation shall be required under this Section 4(a) to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to the Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

          Any redemption effected pursuant to this Section 4(a) shall be made on a pro-rata basis among the holders of each series of Preferred Stock in proportion to the shares of such series of Preferred Stock then held by them.

          (b) At least 30 but no more than 60 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 4(d), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of each series of shares to be redeemed, on a pari passu basis, based upon their holdings of each such series of Preferred Stock, with one-third of the legally available funds being allocated to the Series A Preferred Stock, to the Series B Preferred Stock, and to the Series C Preferred Stock, respectively. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which this corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

              (d) On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon surrender of their share certificates. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 3 hereof. Such instructions shall also provide that any moneys deposited by this corporation pursuant to this Section 4(d) for the redemption of shares thereafter converted into shares of this corporation's Common Stock pursuant to Section 3 hereof prior to the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this Section 4(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors.

          5.  Voting Rights.  The holder of each share of Preferred Stock shall
              -------------
have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted immediately after the close of business on the record date fixed for a meeting or the effective date of a written consent, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation as amended or restated from time to time, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.  Protective Provisions.
              ---------------------

              (a) So long as any shares of Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock:

                    (i) other than as set forth in Article IV, Section 4 hereof, purchase, redeem or otherwise acquire any shares of Preferred Stock;

                    (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any series of Preferred Stock with regard to redemption, voting, dividends or upon liquidation;

                    (iii) except for repurchases of Common Stock from directors, employees or consultants, take any action that results in the redemption or repurchase of Common Stock in an amount greater than $25,000 in any twelve (12) month period;

                    (iv) declare or pay dividends on or make any distribution on account of Common Stock;

                    (v) issue or sell (or allow any subsidiary to issue or sell) stock or other securities to any other corporation, partnership or other entity unless such entity is wholly-owned by this corporation;

                    (vi) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporations (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

                    (vii)  liquidate, dissolve or wind up this corporation;

                    (viii) adopt, alter, amend or repeal any provision of this corporation's amended and restated certificate of incorporation; or

                    (ix)   increase the size of the Board of Directors.

               (b) So long as at least 1,500,000 shares of Series A Preferred Stock are outstanding, at any annual or special meeting called, or any other action taken, for the purpose of electing directors to the Company's Board of
Directors:

                    (i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

                    (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

              (c) So long as at least 1,500,000 shares of Series B Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate class, adopt, alter or repeal any provision of this corporation's amended and restated certificate of incorporation which adversely affects the Series B Preferred Stock in a manner different from the Series A Preferred Stock.

              (d) So long as at least 1,500,000 shares of Series C Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series C Preferred Stock then outstanding, voting as a separate class, adopt, alter or repeal any provision of this corporation's amended and restated certificate of incorporation which adversely affects the Series C Preferred Stock in a manner different from the Series A or Series B Preferred Stock.

          7.  Status of Converted Stock.  Any shares of Preferred Stock acquired
              -------------------------
by this corporation by redemption, purchase, conversion or otherwise shall be canceled and shall not be issuable by this corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

          8.  Common Stock.  Subject to all of the rights of Preferred Stock as
              ------------
expressly provided herein or by law, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in this Amended and Restated Certificate of Incorporation.

                                   ARTICLE V

     To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     This corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that, he, his testator or intestate is or was a director or officer of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

     Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this

Article V would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision

                                  ARTICLE VI

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

                                 ARTICLE VIII

     The number of directors which constitutes the Board of Directors of this corporation shall be as specified in the Bylaws of this corporation. At each annual meeting of stockholders, directors of this corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified, except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of Delaware.

                                  ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                  ARTICLE XI

     This corporation is to have perpetual existence."

     3. The amendment and restatement of the Amended and Restated Certificate of Incorporation herein certified was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on August 27, 1999.


                                    /s/ Bobby R. Johnson, Jr.
                                    ------------------------------
                                    Bobby R. Johnson, Jr.
                                    Chief Executive Officer


                                    /s/ Joshua L. Green
                                    ------------------------------
                                    Joshua L. Green
                                    Secretary